ING USA                                                 GUARANTEED MINIMUM
ANNUITY AND LIFE                                        INCOME RIDER
INSURANCE COMPANY
ING USA  is a stock company domiciled in Iowa
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                   ING USA ANNUITY AND LIFE INSURANCE COMPANY
                       (HEREINAFTER CALLED WE, US AND OUR)

The Contract to which this Rider is attached is hereby modified by the provisions of this Rider. This Rider's provisions control where there is a conflict between this Rider and the Contract. Where used in this Rider, the term Contract shall mean Certificate when this Rider is attached to a Certificate, and the term "GMIR" shall mean Guaranteed Minimum Income Rider. This Rider becomes effective as of the Contract Date (the "Rider Date").

Benefits provided and charges made under the terms and conditions of this Rider are described below. This Rider provides benefits only to the end of the GMIR Period shown in the Contract Schedule. This Rider will remain in effect until terminated under any one of the conditions described under the Rider Termination provision below.

Beginning with the initial Variable Annuity Payment, and each Variable Annuity Payment thereafter, to the end of the GMIR Period shown in the Contract Schedule, the Variable Annuity Payment due under the Contract to which this Rider is attached is guaranteed to never be less than the GMIR Payment shown in the Contract Schedule, provided the following conditions are met:

(1)  The total  amount  applied  to the  Annuity  Option  shown in the  Contract
     Schedule is taken as a Variable Annuity Payment; and
(2) The Variable Annuity Payments are made based on one of the following Annuity Options as shown in the Contract Schedule:

     (i) a Single or Joint Life Income, other than a Joint Life Income with Reduced Payments to Survivor;

     (ii) a Single or Joint Life Income with Period Certain wherein payments are guaranteed for 15 years or more, unless you have elected the Right to Withdraw Option as shown in the Contract Schedule; or

     (iii)a Period Certain Annuity (with no Life contingency) wherein payments are guaranteed for 15 years or more.

The GMIR Payment is determined by multiplying the Initial Estimated Variable Annuity Payment by the GMIR Factor shown in the Contract Schedule.

If, at any time prior to the end of the GMIR Period shown in the Contract Schedule and during the term of this Rider, the Variable Annuity Payment due under the Contract falls below the GMIR Payment shown in the Contract Schedule, we will pay the difference between (1) and (2) where (1) is equal to the GMIR Payment shown in the Contract Schedule and (2) is equal to the Variable Annuity Payment due at that time, so that the total Variable Annuity Payment on a payment date will never be less than the GMIR Payment shown in the Contract Schedule.

While this Rider is in effect, no changes may be made to the Annuity Option shown in the Contract Schedule.

Partial Withdrawals
If withdrawals are taken under the Contract, the Estimated Variable Annuity Payment and GMIR Payment will be reduced proportionately each time a partial withdrawal is made.

IU-RA-3003

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RIDER CHARGE

We deduct a charge for this Rider on a daily basis from the Net Rate of Return. The Maximum Charge on the Rider Date is stated in the Contract Schedule, but we may charge less than the maximum. If the Contract to which this Rider is attached is terminated for any reason, the Rider Charge for the current period will be deducted from the Net Rate of Return prior to termination of the Contract.

RIDER TERMINATION
This Rider cannot be canceled by you. However, it will terminate upon the occurrence of any one of the following events:

     1.   The Contract to which this Rider is attached terminates;

     2. You die, unless the Contract is continued on the life of your spouse, in which case the Rider will continue with your surviving spouse as Owner;

     3. Death proceeds become payable under the Contract; or 4. The end of the GMIR Period shown in the Contract Schedule.

This Rider has no surrender value or other non-forfeiture benefits upon termination. All other terms and provisions of the Contract will continue to apply.

Rider Date:
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Signed;[
               Keith Gubbay  ]

                  President












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